EXHIBIT 99


Contact:

Zapata Corporation

FOR IMMEDIATE RELEASE:

            ZAPATA CORPORATION INTERNET AND MULTIMEDIA SUBSIDIARIES,
                            TO DISCONTINUE OPERATIONS

Rochester, NY - January 5, 2001 - Zapata Corporation (ZAP: NYSE) announced today that two of its subsidiaries are ceasing operations.

Zapata's 98% owned subsidiary, Zap.Com Corporation (OTCBB: ZPCM), an internet start-up, is ceasing operations. Zap.Com is currently reviewing the future direction of its operations and has not made a decision at the present time concerning its plans. Zapata's wholly-owned subsidiary, Charged Productions, Inc., also plans to cease operations because of Zapata's decision to exit this industry.

Through September 30, 2000, Zap.Com and Charged Productions had accounted for almost $5.7 million of Zapata's consolidated net losses for the nine months then ended. In the future, both Zap.Com and Charged Productions will be reported as discontinued operations. As a result, Zapata expects to record a one-time charge in the range of approximately $1.7-$3.2 million for the year ended December 31, 2000.

About Zapata Corporation

Zapata  Corporation is the largest  shareholder of Zap.Com  Corporation.  Zapata also  owns  approximately  61% of stock of Omega  Protein,  the  largest  marine protein company and approximately 40% of the stock of Viskase (NASDAQ:VCIC-news), a world leader in food packaging.

                                       ###

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, without limitation, those factors listed under the caption "Significant Factors That Could Affect Future Performance And Forward Looking Statements" in the Company's Annual Report on Form 10-K dated March 30, 2000 for the fiscal year ended December 31, 1999 and, among others, costs and uncertainties associated with the winding down Zap.Com and Charged Production's operations, including the potential higher actual costs incurred for discontinued operation charges as compared to costs estimated for the purposes of calculating such charges and the uncertainty and variations in future undiscounted net cash flows from use together with residual values estimated for purposes of calculating discontinued operations charges. There is no assurance that Zap.Com will successfully identify, pursue, or operate any future businesses or operations in the future. Consequently all forward looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.